UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):             October 4, 2004

MISSION COMMUNITY BANCORP

(Exact name of Registrant as specified in its charter)

CALIFORNIA	333-12982	770559736
(State or other jurisdiction of incorporation)	(File Number)	(I.R.S. Employer Identification No.)

581 Higuera Street, San Luis Obispo, CA	93401
(Address of principal executive office)	(Zip Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

On September 29, 2004, the Bancorp was notified that it will be receiving an award of $134,935 from the Community Development Financial Instructions (CDFI) Fund of the U.S. Treasury.  The award funds may be received by December 31, 2004.

The award was made under the FY 2004 Technical Assistance (FA) component of the CDFI Program which provides assistance to CDFIs in the form of grants for purposes of capacity-building that includes consulting services, salary, technology and training.

The CDFI industry consists of variety of financial institutions that include loan funds (both business and housing), credit unions, insured depository institutions, venture capital firms, loan guarantors, CDFI intermediaries, and multi-bank CDCs.  The CDFIs selected to receive funding provide an array of critical products and services designed to meet the financial service and credit needs of some of the nation’s most distressed urban and rural areas.

Under the current round, the CDFI Fund received applications from 134 financial institutions, and the CDFI Fund made a total of 80 awards, including the Bancorp, totaling approximately $3.574 million.

While the Bancorp as a certified CDFI  expects to continue to apply for various grants and awards, there can be no assurance that it will receive similar future grants or awards.

Forward Looking Statements

This Form 8-K includes forward-looking information, which is subject to the “safe harbor” created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act ant the Private Securities Litigation Reform Act of 1995.  When the Company uses or incorporates by reference in this Annual Report on Form 10-KSB the words “anticipate,” “estimate,” “expect,” “project,” “intend,” “commit,” “believe” and similar expressions, the Company intends to identify forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 4, 2004	MISSION COMMUNITY BANCORP

	By:	/s/ Anita M. Robinson
Anita M. Robinson
President and Chief Executive Officer